Exhibit 23.4
Consent of Independent Valuation Advisor

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties” in this Registration Statement on Form S-11 of RREEF Property Trust, Inc. (the “Company”), and the prospectus included therein (the “Prospectus”) to be filed on the date hereof and (2) the disclosure in the Prospectus to be filed on the date hereof that the amount presented under “Our Real Estate Investment Portfolio— Real Estate Property Portfolio—Valuation of Properties” represents the sum of the estimated values of the Company’s investments in real estate as of the date presented as derived from property valuations, appraisals and acquisitions contained in a schedule submitted by us in accordance with the process described in part (1) above.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.

December 23, 2022